Exhibit 10.29

1ST AMENDMENT TO EMPLOYMENT AGREEMENT

This amendment dated as of March 8, 2010 (the “Amendment”) to that certain Employment Agreement (the “Agreement”) dated November 6, 2009, by and between Steven Madden, Ltd. (the “Company”) and Edward R. Rosenfeld (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and Executive are parties to that certain Agreement, a copy of which is attached hereto as Exhibit A; and

WHEREAS, the Company and Executive desire to amend the Agreement;

NOW, THEREFORE, in consideration of the foregoing, and intending to be legally bound, the parties hereto agree as follows:

1.	Effective on the date of this Amendment, Section 9.6(a) shall be deleted in its entirety and replaced by the following:

“9.6 (a) In the event that during the period commencing 90 days prior to a Change of Control (as hereinafter defined) and ending 180 days after a Change of Control, the Executive’s employment with the Company is terminated by the Company (other than for death, Total Disability or Cause) or by the resignation of the Executive for Good Reason, the Executive shall receive in cash, within ten days of the date of termination or resignation of employment, an amount equal to three (3) times the average total W-2 compensation received by the Executive pursuant to Section 4 and Section 7 of this Agreement for the preceding three-year period ending on the last previous December 31 except that in lieu of the actual Base Salary component received during such period under Section 4.1 of this Agreement, there shall be substituted the annual Base Salary to which the Executive was entitled under Section 4.1 as of the date of termination or resignation of employment.

In the event that any payment (or portion thereof) to you under this Section 9.6(a) is determined to constitute an “excess parachute payment” under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, the following calculations shall be made:

(i) The after-tax value to the Executive of the payments under Section 9.6(a) without any reduction; and

          (ii) The after-tax value to the Executive of the payments under Paragraph 9.6(a) as reduced to the maximum amount (the “Maximum Amount”) which may be paid to the Executive without any portion of the payments constituting an “excess parachute payment”.

If after applying the agreed upon calculations set forth above, it is determined that the after-tax value determined under clause (ii) above is greater than the after-tax value determined under clause (i) above, the payments to you under Section 9.6(a) shall be reduced to the Maximum Amount.”

                IN WITNESS WHEREOF, the parties hereto have executed this Amendment of date first set forth above.

STEVEN MADDEN, LTD.

By:	/S/ Awadhesh Sinha
Awadhesh Sinha
Chief Operating Officer

/S/ Edward R. Rosenfeld
Edward R. Rosenfeld